Exhibit 99.1

QuantumScape Announces Redemption of Public Warrants

SAN JOSE, Calif. — July 23, 2021 — QuantumScape Corporation (“QuantumScape,” Class A Common Stock—NYSE: QS; Public Warrants—NYSE: QS.WS) today announced that it has elected to redeem, at 5:00 p.m. Eastern Daylight Time on August 24, 2021 (the “Redemption Date”), all of QuantumScape’s outstanding public warrants (“Public Warrants”) that were issued under the Warrant Agreement dated as of June 25, 2020, as amended on February 13, 2021 (the “Warrant Agreement”), by and between Kensington Capital Acquisition Corp. (“Kensington”) and Continental Stock Transfer & Trust Company, as warrant agent. The Public Warrants were originally issued in connection with Kensington’s initial public offering in June 2020 (the “IPO”), and subsequently assumed by QuantumScape in November 2020 in connection with the business combination by and among Kensington, Kensington Merger Sub Corp., and QuantumScape Battery, Inc.

Registered holders of Public Warrants will have until 5:00 p.m. Eastern Daylight Time on August 24, 2021 to exercise their Public Warrants. Each Public Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per Public Warrant (the “Exercise Price”). Each Public Warrant that remains outstanding as of the Redemption Date will be redeemed by QuantumScape for $0.01 (the “Redemption Price”). Any Public Warrants that remain unexercised at 5:00 p.m. Eastern Daylight Time on the Redemption Date will be delisted, void and no longer exercisable, and the holders will have no rights with respect to those Public Warrants, except to receive the Redemption Price. If a holder of a Public Warrant does not wish for its Public Warrant to be redeemed, it must exercise such Public Warrant before 5:00 p.m. Eastern Daylight Time on the Redemption Date.

QuantumScape is exercising its right to redeem the Public Warrants pursuant to Section 6.1 of the Warrant Agreement that provides for the right to redeem all the outstanding Public Warrants if the last reported sales price of QuantumScape’s Class A Common Stock has been at least $18.00 per share on each of 20 trading days within the 30-trading-day period ending on the third business day prior to the date on which a notice of redemption is given. The reported sales price of QuantumScape’s Class A Common Stock has been at least $18.00 per share on each of 20 trading days within the 30-trading-day period ending on July 20, 2021.

As a result of the redemption, the Public Warrants will cease to be traded on the NYSE effective August 24, 2021.

As of the time of this press release, QuantumScape has 1,544,871 Public Warrants outstanding. If all such currently outstanding Public Warrants are exercised prior to the Redemption Date, QuantumScape will issue an aggregate of 1,544,871 shares of Class A Common Stock and receive potential gross exercise proceeds of approximately $17.8 million.

Warrants to purchase shares of Class A Common Stock that were issued under the Warrant Agreement in private placements simultaneously with the closing of the IPO, as well as in connection with working capital loans made by Kensington Capital Sponsor LLC to Kensington (all such warrants, the “Private Placement Warrants”) are still held by the initial holders or their permitted transferees are not subject to this redemption. However, QuantumScape is considering the possible redemption of the Private Placement Warrants at a future date in accordance with the terms of the Warrant Agreement.

None of QuantumScape, its board of directors or employees have made or are making any representation or recommendation to any warrant holder as to whether to exercise or refrain from exercising any warrants.

The shares of Class A Common Stock underlying the Public Warrants have been registered by QuantumScape under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-251433).

Beneficial holders desiring to exercise their Public Warrants should contact the brokerage firm holding their Public Warrants immediately to process their exercise to avoid redemption. Brokers will likely have an earlier deadline for beneficial holders to exercise their Public Warrants than the deadline for registered holders set forth above.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of QuantumScape’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

The information in this press release includes a “forward-looking statement” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the treatment of the Public Warrants, the number of shares of Class A Common Stock to be issued, the proceeds to be received in connection with the exercise of Public Warrants prior to the Redemption Date and the Company’s intentions regarding the potential redemption of Private Placement Warrants.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside QuantumScape’s control and are difficult to predict, including, but not limited to, fewer than all holders of Public Warrants exercising their Public Warrants prior to the Redemption Date. The foregoing factor is not exhaustive. Readers are cautioned not to put undue reliance on forward-looking statements. Information about other factors that could materially affect QuantumScape is set forth under the “Risk Factors” section in the QuantumScape’s registration statement on Form S-1 filed with the Securities and Exchange Commission on May 17, 2021, and available on the SEC’s website at www.sec.gov.

Except as otherwise required by applicable law, QuantumScape disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Should underlying assumptions prove incorrect, actual results and projections could different materially from those expressed in any forward-looking statements.

About QuantumScape

QuantumScape is a leader in developing next-generation solid-state lithium-metal batteries for electric vehicles. The company is on a mission to revolutionize energy storage to enable a sustainable future. For more information, please visit www.quantumscape.com.

For Investors

John Sager, CFA

Head of Investor Relations

ir@quantumscape.com

For Media

media@quantumscape.com